Filed pursuant to Rule 424(b)(7)

Registration No. 333-228059

PROSPECTUS SUPPLEMENT NO. 1

Dated January 28, 2019

(To prospectus dated November 16, 2018)

49,897,758 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated November 16, 2018 included in a registration statement that we filed with the SEC (together the “Prospectus”) covering the registering for resale by the selling stockholders named in the Prospectus of 31,414,255 shares of our common stock and registering 18,483,503 shares of our common stock issuable upon the exercise of the warrants described in the Prospectus by the selling stockholders named in the Prospectus in order for the holders of such warrants to exercise the warrants, in their discretion, as well as for the resale of such shares of common stock by the selling stockholders.

The purpose of this Prospectus Supplement No. 1 is solely to supplement and amend the “Selling Stockholders” table on page 12 of the Prospectus to reflect certain transfers from certain selling stockholders previously identified in the Prospectus to other parties who as a result of such transfers are being added or substituted as selling stockholders which transfers are described in the footnotes of such table.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “MRKR.” On January 28, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $5.87 per share. You are urged to obtain current market quotations for the common stock.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2019.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” commencing on page 11 of the Prospectus is hereby supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the Prospectus, and by superseding the information with respect to the selling stockholders identified below that were previously listed in the Prospectus with the information below.

This information set forth in the table below has been updated solely to add or substitute selling stockholders as a result of transfers from selling stockholders previously identified in the Prospectus which transfers are further described in the footnotes to the table below. The Prospectus selling stockholders table is superseded in part by this Prospectus Supplement No. 1 with the information provided below and in particular: (i) footnote (11) for selling stockholder, Katalyst Securities One, LLC is replaced with footnote (3) below, (ii) the selling stockholder AIGH Investment Partners LP and the footnote in the Prospectus are removed from the selling stockholder table, and (iii) the line for the selling stockholder 683 Capital Partners, LP is superseded with the information provided below and footnote (6) is replaced with footnote (17) below. The information below with respect to the above transfers is based on information provided to us by or on behalf of the selling stockholders listed below on or before January 24, 2019 and we have not independently verified this information.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Beneficially Owned After Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After the Offering (1) (2)
Katalyst Securities One, LLC (3)	256,250	256,250	0	0%
Peter Janssen (4)(5)	73,877	57,750	16,127	*
Opes Equities, Inc. (4)(6)	9,375	9,375	0	0%
Christopher Cozzolino (3)(7)	24,078	13,125	10,953	*
Jeffrey Benison (4)(8)	7,125	7,125	0	0%
John R. Raphael Revocable Trust dtd 7/6/07 (4)(9)	7,031	7,031	0	0%
Lee Harrison Corbin (4)(10)	17,836	5,625	12, 211	*
Michael Silverman (4)(11)	61,125	61,125	0	0%
Stephen Renaud (4)(12)	44,200	39,000	5,200	*
The Hewlett Fund LP (4)(13)	14,063	14,063	0	0%
Morgan Janssen (4)(14)	16,563	13,125	3,438	*
Teresa D. Dereniak (4)(15)	7,031	7,031	0	0%
683 Capital Partners, LP (16)(17)	2,631,875	2,631,875	0	0%

* Less than 1%.

(1) Includes shares of common stock underlying warrants held by the selling stockholder that are covered by this prospectus, including warrants that, due to contractual restrictions, may not be exercisable if such exercise would result in beneficial ownership greater than 4.9% and 9.9% of our outstanding common stock, as applicable.”

(2) Based on 63,812,012 shares of common stock, which includes 45,328,510 shares of common stock issued and outstanding on October 17, 2018, and 49,897,758 shares of common stock being offered in this Prospectus that may be issued upon exercise of the warrants. In determining this amount, we assumed that (i) all shares of common stock being offered in this Prospectus that may be issued upon exercise of the warrants will be sold and (ii) we issue no other shares of common stock. If these assumptions are incorrect, the number of shares and percentages included in this column will differ from what we have provided.

(3) Shares beneficially owned prior to the offering consist of 256,250 shares of common stock held by the selling stockholder. Barbara Glenns may be deemed to have voting and investment power with respect to the securities held by Katalyst Securities One, LLC. The selling stockholder address is 30 Waterside Plaza, New York, NY 10010.

(4) Represents warrants received upon distribution and assignment by Katalyst Securities One, LLC to its members: Peter Janssen, Opes Equities, Inc., Christopher Cozzolino, Jeffrey Benison, John R. Raphael Revocable Trust dtd 7/6/07, Lee Harrison Corbin, Michael Silverman, Stephen Renaud, The Hewlett Fund LP, Morgan Janssen and Teresa D. Dereniak.

(5) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 73,877 shares issuable upon the exercise of the warrants comprised of (i) 16,127 shares issuable upon the exercise of the warrants sold in August 2016 and (ii) 57,750 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(6) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 9,375 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate. Ilario Licul, in his capacity as President or Barbara Glenns, in her capacity as Vice President of Opes Equities, Inc., has voting and investment power over the shares owned by Opes Equities, Inc.

(7) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 24,078 shares issuable upon the exercise of the warrants comprised of (i) 10,953 shares issuable upon the exercise of the warrants sold in June 2017 and (ii) 13,125 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(8) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 7,125 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(9) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 7,031 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate. By virtue of his position as trustee, John R. Raphael has voting and dispositive power over the securities held by the John R. Raphael Revocable Trust dtd 7/6/07.

(10) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 17,836 shares issuable upon the exercise of the warrants comprised of (i) 12,211 shares issuable upon the exercise of the warrants sold in June 2017 and (ii) 5,625 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(11) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 61,125 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(12) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 5,200 shares of common stock and 39,000 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(13) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 14,063 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate. Martin Chopp, in his capacity as general partner of The Hewlett Fund LP, has voting and investment power over the shares owned by The Hewlett Fund LP.

(14) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 16,563 shares issuable upon the exercise of the warrants comprised of (i) 3,438 shares issuable upon the exercise of the warrants sold in August 2016 and (ii) 13,125 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(15) The shares listed under “Number of Shares of Common Stock Owned Prior to Offering” and “Shares of Common Stock to be Sold Pursuant to this Prospectus” include 7,031 shares issuable upon the exercise of the warrants sold in October 2018 that are held by the stockholder. This amount does not (i) give effect to limitations on ownership set out in any of the warrants that may be exercised into such shares or (ii) include any shares that may be beneficially owned by an affiliate.

(16) Represents warrants received upon full assignment by AIGH Investment Partners LP (a selling stockholder previously named in the table) of its Company warrants to 683 Capital Partners, LP.

(17)       Shares beneficially owned prior to the offering consist of (i) 1,460,000 shares of common stock held directly and (ii) 1,171,875 shares of common stock issuable upon exercise of 2018 PIPE Warrants. The selling stockholder is offering all of the shares of common stock beneficially owned thereby in the offering. The shares and warrants directly held by 683 Capital Partners, LP are indirectly held by 683 Capital Management, LLC and Ari Zweiman, the managing member of 683 Capital Management, LLC. 683 Capital Management, LLC, 683 Capital Partners LP and Mr. Zweiman share voting and dispositive power with respect to the shares held by 683 Capital Partners, LP. The address of the selling stockholder is 3 Columbus Circle, Suite 2205, New York, New York 10019.